EXHIBIT 10.35

MORGAN STANLEY

BRANCH MANAGER COMPENSATION PLAN

(Amended and Restated as of November 27, 2006)

SECTION I

INTRODUCTION

The name of this plan is the Morgan Stanley Branch Manager Compensation Plan (the “Plan”). The Plan was initially adopted for Fiscal Years beginning with 1984; was amended and restated on December 23, 1985 retroactive to 1984; was amended as of December 8, 1986, January 1, 1988, December 23, 1990, and July 15, 1991; was amended and restated January 1, 1992; was amended and restated as of April 21, 1992, retroactive to January 1, 1992; was amended and restated effective October 1, 1993; was amended effective January 1, 1994; was amended and restated effective January 1, 1994; was amended and restated effective October 21, 1994; was amended effective June 18, 1997; was amended effective September 25, 1998; was amended effective September 21, 1999; was amended effective December 9, 1999; was amended effective March 26, 2001; was amended effective December 11, 2001; was amended in October 2005; and was amended and restated effective November 27, 2006 (the “Effective Date”).

SECTION II

PURPOSE OF PLAN

The purpose of the Plan is to retain and recruit key Branch Managers for MSDW.

SECTION III

DEFINITIONS

Unless determined otherwise by the Committee and set forth in the applicable Award Certificate, capitalized terms used herein without definition have the meanings set forth below.

(a)	“Account” means a bookkeeping account maintained in a confidential ledger by MSDW pursuant to Section VI of the Plan for each Participant granted a cash Award under the Plan.

(b)	“Administrator” has the meaning set forth in Section IX(b).

(c)	“Agreement” has the meaning set forth in Section VIII(a).

(d)	“Award” means any award of deferred cash, Stock or Stock Units granted pursuant to Section V(c)(3) or V(d) of the Plan.

(e)	“Award Certificate” means a written document (including in electronic form) that sets forth the terms and conditions of an Award. Award Certificates shall be authorized by the Committee and signed by an officer on behalf of Morgan Stanley (which signature may be in facsimile).

(f)	“Board” means the Board of Directors of Morgan Stanley.

(g)	“Branch Manager” means an Employee performing the functions of that position for MSDW. For purposes of the Plan, “Branch Manager” shall also mean a Satellite Manager, unless otherwise specified in the Plan.

(h)	“Branch Office” means any branch office of MSDW.

(i)	“Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(j)	“Company” means Morgan Stanley and its subsidiaries.

(k)	“Custodian” has the meaning set forth in Section VI(c).

(l)	“Deferred Bonus” has the meaning set forth in Section V(c)(3).

(m)	In respect of each Award granted prior to the Effective Date, “Disability” means termination of employment from MSDW due to a medically determinable physical or mental incapacity which is reasonably expected to be of long-term duration or result in death. In respect of each Award granted on or after the Effective Date, “Disability” shall have the meaning determined by the Committee and set forth in the applicable Award Certificate. The determination of MSDW shall be conclusive on all parties as to whether a participant is Disabled.

(n)	“Employee” means an employee of MSDW.

(o)	In respect of each Award granted prior to the Effective Date, “Fair Market Value” means:

(1) for purposes of determining the number of shares of Stock to be allocated pursuant to Section VII(b)(1) to an Award granted pursuant to Section V, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Board or the Committee; and

(2) for purposes of crediting a Participant pursuant to Section VII(b)(3) with shares of Stock based upon cash dividends paid or deemed to be paid on shares of Stock credited to the Participant as of the record date for such dividends, the average of the high and low sales prices, regular way, of a share of Stock as reported on the New York Stock Exchange Composite Tape (the “High/Low Price”) on the relevant dividend payment date, or, if Stock is not traded on public markets on the relevant dividend payment date, the first preceding date on which Stock is traded on public markets; provided, however, that in the event a “Fair Market Value” cannot be determined pursuant to the foregoing, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee; and

(3) for purposes of distributing cash in lieu of a fractional share pursuant to Section VII(b)(1), the High/Low Price on the date of the distribution, or, if Stock is not traded on public markets on the date of the distribution, the first preceding date on which Stock is traded on public markets; provided, however, that in the event a “Fair Market Value” cannot be determined pursuant to the foregoing, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee; and

(4) for such other purposes as may arise in connection with the Plan, the fair market value of a share of Stock as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

In respect of each Award granted on or after the Effective Date, “Fair Market Value” means, with respect to a share of Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

(p)	“Fiscal Year” means the fiscal year of Morgan Stanley.

(q)	“MIC” means the Branch Manager Management Incentive Compensation Plan.

(a)	“Morgan Stanley” means Morgan Stanley, a Delaware corporation, or any successor thereto.

(r)	“MSDW” means Morgan Stanley DW Inc., a Delaware corporation, or any successor thereto (including, without limitation, any successor by merger).

(s)	“Net Income After Allocated Expense” means the Branch Office monthly gross revenue less all expenses charged to such Branch Office, both direct and allocated, before accrual of income taxes and the Branch Manager’s MIC credit as reflected in the statements of revenue and expense prepared by MSDW in accordance with its standard accounting practices.

(t)	“Non-Producing Branch Manager” means a Branch Manager who does not personally produce gross revenues for MSDW through the sale of securities and other investments to clients of MSDW.

(u)	“Office Gross Revenue” means the gross revenue generated in a Fiscal Year by a Branch Office as reflected in the statements of revenue and expense prepared by MSDW in accordance with its standard accounting practices.

(v)	“Participant” means an Employee to whom an Award has been granted pursuant to Section V(c)(3) or Section V(d) of the Plan.

(w)	“Payment Obligation” has the meaning set forth in Section VIII(a).

(x)	“Producing Branch Manager” means a Branch Manager who personally produces gross revenues for MSDW through the sale of securities and other investments to clients of MSDW.

(y)	“Profit Margin” means the Branch Office Net Income After Allocated Expense divided by the Branch Office Total Gross Income.

(z)	“Regional Director” means an Employee performing the functions of that position for MSDW.

(aa)	In respect of each Award granted prior to the Effective Date, “Related Employment” means the employment of a Participant by an employer other than MSDW, provided that: (1) such employment is undertaken by the individual at the request or with the consent of MSDW; (2) immediately prior to undertaking such employment, the individual was an Employee or was engaged in Related Employment as defined herein; and (3) such employment is recognized by MSDW, in its discretion, as Related Employment. In respect of each Award granted on or after the Effective Date, “Related Employment” shall have the meaning determined by the Committee and set forth in the applicable Award Certificate.

(bb)	In respect of each Award granted prior to the Effective Date, “Retirement” means termination of employment from MSDW (i) after attaining age 65, (ii) as defined in the Morgan Stanley DW Inc. Pension Plan whether or not the individual is a participant therein, or (iii) as otherwise specified by written agreement between MSDW and a Branch Manager. In respect of each Award granted on or after the Effective Date, “Retirement” shall have the meaning determined by the Committee and set forth in the applicable Award Certificate.

(cc)	“Satellite Manager” means the manager of a satellite sales office of MSDW.

(dd)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder (or any successor provisions thereto).

(ee)	“Stock” means the common stock of Morgan Stanley, par value $.01 per share.

(ff)	“Stock Unit” means a general, unsecured obligation of Morgan Stanley to deliver one share of Stock (or the value thereof) to a Participant pursuant to an Award recorded by the Company as a bookkeeping entry, subject to conditions determined by the Committee pursuant to Section V.

(gg)	“Total Gross Income” means the monthly gross income generated by a Branch Office as reflected in the statements of revenue and expense prepared by MSDW in accordance with its standard accounting practices.

SECTION IV

ELIGIBILITY

All Branch Managers shall be eligible to participate in the Plan. The Committee shall determine the eligibility criteria applicable for each Award granted under the Plan.

SECTION V

COMPENSATION

(a)	Salaries. Salary levels for Branch Managers shall be established each year by MSDW in its sole discretion taking into account such factors as Office Gross Revenue for each Branch Manager’s respective Branch Office and/or such other factors as MSDW may determine. The criteria for determining Branch Manager salaries on an annual basis may be the same or different for Non-Producing Branch Managers, Producing Branch Managers and/or Satellite Managers. Salaries shall be paid in cash on a periodic basis throughout each Fiscal Year. Salary payments will cease immediately upon termination of employment.

(b)	MIC Award. Branch Managers may be eligible for an MIC award to be based on a formula which shall be determined by MSDW from time to time. A Branch Manager’s MIC award shall be based on the monthly Profit Margin of his or her respective Branch Office. However, in the event of a Branch Office loss, such loss shall be carried forward to succeeding months and shall be used to reduce the monthly Profit Margin in such succeeding months in calculating MIC awards until such losses shall have been offset in whole by the Branch Office’s Profit Margins in successive months of the same Fiscal Year. The amount of any Branch Manager’s MIC award may be increased at any time by MSDW in its sole discretion. MIC awards shall be paid in cash.

(c)	Challenge Bonuses Awarded Under the Plan.

(1) Branch Managers may, in the discretion of MSDW, also be eligible for a Challenge Bonus under the Plan for a Fiscal Year. The Challenge Bonus will be based on the achievement of challenge goals agreed to between each Branch Manager and his or her Regional Director at the beginning of the Fiscal Year for which such Challenge Bonus is being awarded. The Regional Director shall establish a target Challenge Bonus for a Branch Manager at such time as challenge goals are agreed to with each Branch Manager.

(2) MSDW, in its sole discretion, shall determine whether a Branch Manager has achieved and/or exceeded the challenge goals agreed to between the Branch Manager and Regional Director. If MSDW determines that a Branch Manager has exceeded the challenge goals agreed to between the Branch Manager and the Regional Director, it may award a Challenge Bonus up to two times the target Challenge Bonus. If a Branch Manager has not achieved the challenge goals for a Fiscal Year agreed to between the Branch Manager and the Regional Director, the Branch Manager may receive a Challenge Bonus that is less than the target Challenge Bonus, in an amount determined solely by MSDW.

(3) With respect to any Challenge Bonus awarded under the Plan prior to the Effective Date, MSDW shall pay 80% of the Challenge Bonus in cash as soon as practicable following the end of the Fiscal Year in which the Challenge Bonus is earned. The remaining 20% (the “Deferred Bonus”), will be granted in the form of an Award of Stock in accordance with Section VII and subject to Appendix A. Challenge Bonuses awarded under the Plan on or after the Effective Date may be paid in the form of cash or granted in the form of cash Awards, Awards of Stock or Stock Units or any combination thereof. The Committee shall determine, in its discretion, the portion, if any, of any Challenge Bonus awarded under the Plan on or after the Effective Date that will be granted in the form of Awards of Stock or Stock Units.

(d)	Other Awards.

(1) The Committee may establish the criteria which will entitle a Branch Manager to receive an Award under the Plan for a given Fiscal Year. A Branch Manager who achieves such criteria in a Fiscal Year shall receive an Award for that Fiscal Year. Any Awards granted pursuant to this Section V(d)(1) prior to the Effective Date shall be made subject to the same terms and conditions as Deferred Bonuses granted under Section V(c)(3) prior to the Effective Date and shall be Payment Obligations for purposes of Section VIII.

(2) The Committee, may, in its discretion from time to time, make to an individual, in consideration of such individual becoming a Branch Manager, remaining a Branch Manager or such other consideration as the Committee may determine, an Award on such terms and conditions as the Committee may determine, which terms and conditions need not be uniform with the terms and conditions of Section VI, VII or VIII hereof.

(e)	Awards Generally. Awards granted under this Section V on or after the Effective Date shall be subject to such terms and conditions, including, without limitation, vesting requirements, cancellation provisions and transfer restrictions, established by the Committee, in its sole discretion, in connection with the Award. The Committee shall also have full authority to determine and specify in the applicable Award Certificate the effect, if any, that a Participant’s termination of employment for any reason will have on the vesting, payment or lapse of restrictions applicable to an Award granted on or after the Effective Date. The terms and conditions of each Award granted on or after the Effective Date shall be set forth in an Award Certificate delivered or made available by Morgan Stanley to the Participant following the date of grant of the Award.

(f)

Plan Limit. The total number of shares of Stock that may be issued pursuant to Awards granted under the Plan is 500,000[1]. Shares delivered under the Plan may be authorized but unissued shares or treasury shares that Morgan Stanley acquires in the open market, in private transactions or otherwise. The Committee shall equitably adjust the number and kind of shares authorized for delivery under the Plan in the event of a stock split, stock dividend, extraordinary cash dividend, merger, acquisition, reorganization, spinoff or similar equity restructuring transaction. In connection with any of the foregoing events, the Committee shall equitably adjust outstanding Awards, including, if necessary, by adjusting the number and kind of shares subject to any outstanding Award.

[1]

Such number represents the maximum number of shares of Stock available for Awards under the Plan that was initially approved by the Board of Directors of Dean Witter, Discover & Co. (the predecessor of Morgan Stanley) and does not reflect adjustments to such maximum number that were made in accordance with Section V(f) after the date of such approval.

SECTION VI

ACCOUNTS - ESCROW AGENT

(a)	A separate Account shall be maintained by MSDW in a confidential ledger for each Participant granted a cash Award by the Company for each Fiscal Year. Each such Account shall be credited with the amount of cash Awards granted to the Participant pursuant to Section V of the Plan. Each such Account shall be decreased by any (i) payments of such Awards, or (ii) forfeitures of such Awards pursuant to Section VII.

(b)	Within a reasonable time after the end of each Fiscal Year, the Controller of Morgan Stanley shall give each Participant a written report of the status of such Participant’s Account under the Plan, including the value thereof. For each Fiscal Year, Accounts shall be valued as of the last day of the Fiscal Year.

(c)	As a condition to participation in the Plan, each eligible Employee shall be required to hold Stock corresponding to Awards of Stock granted under the Plan in an escrow account and such Employee’s participation in the Plan shall constitute the appointment of such custodian as the Company shall designate (the “Custodian”) as the custodial agent for the purpose of holding such Stock. Such escrow account will be governed by and subject to the terms and conditions of a written agreement with the Custodian.

SECTION VII

AWARD PAYMENTS

(a)	In order to be entitled to any payment of an MIC award or cash Challenge Bonus granted under the Plan, an Employee must be employed by MSDW on the date such MIC award or cash Challenge Bonus is paid. If any Employee terminates employment after any such MIC award or cash Challenge Bonus is or becomes determinable but before such MIC award or cash Challenge Bonus granted under the Plan is actually paid by MSDW in the normal course of business, the Employee shall not be entitled to receive any such payment.

(b)	The following provisions shall apply to Awards granted under the Plan prior to the Effective Date:

(1) Deferred Bonuses will be granted in the form of Awards of Stock, payable as soon as practicable following the close of the Fiscal Year for which the Award is granted. For purposes of determining the number of shares of Stock that constitutes a Deferred Bonus, the Stock may be valued at a discount, determined by the Committee, from Fair Market Value. Awards under Section V(d) may be paid in cash or granted in the form of Awards of Stock as determined by the Committee. The number of shares of Stock payable with respect to a Deferred Bonus shall be calculated by reference to the amount of the Deferred Bonus determined under Section V. Deferred Bonuses granted in the form of Awards of Stock shall be paid in the form of whole shares and cash in lieu of any fractional share. A Participant on a leave of absence approved by MSDW or who is absent due to Disability on the date payment is made shall not be entitled to payment of such Deferred Bonus until the Participant returns to MSDW following completion of such leave of absence or Disability.

(2) Stock awarded with respect to a Fiscal Year shall vest four years and three months following the close of that Fiscal Year, provided that the Participant’s status as an Employee has not been terminated prior to such date. Upon the Participant’s termination of employment with MSDW, all unvested Stock shall be forfeited. Notwithstanding anything in this Plan to the contrary, if a Participant terminates employment with MSDW due to Disability or Retirement, or upon a Participant’s death, all of the Participant’s Awards shall vest immediately and be paid as promptly as practicable.

(3) A Participant may vote and receive dividends on any Award of Stock awarded to such Participant under Section VII(b)(1) or credited under this Section VII(b)(3); provided that all dividends on such Stock (other than dividends payable in Stock) shall be reinvested in shares of Stock at 100% of the Fair Market Value of Stock which shares shall be credited to the Participant and held by the Custodian. All shares of Stock received as a distribution with respect to an Award of Stock or acquired with reinvested dividends under this Section VII(b)(3) shall be subject to the same restrictions as the Award of Stock on which such distribution or dividend is awarded.

(4) Except as provided in this Section VII(b), payments made hereunder shall be made in cash and shall not be eligible for rollover or transfer into other retirement or deferred compensation plans sponsored by MSDW, Morgan Stanley or any of their affiliates.

(5) A Participant shall be entitled to payment of his or her Account pursuant to this Section VII(b) provided the Participant is employed by MSDW at the time such payment is due, regardless of the position in which the Participant is employed at such time.

(c)	The following provisions shall apply to Awards granted under the Plan on or after the Effective Date:

(1) Awards may be made in cash, Stock, Stock Units or any combination thereof, as determined by the Committee. The number of shares of Stock payable with respect to an Award granted on or after the Effective Date shall be determined in accordance with a valuation methodology approved by the Committee and such Awards shall be subject to the conditions to payment determined by the Committee and set forth in the applicable Award Certificate.

(2) If Morgan Stanley pays any ordinary or regular dividend or makes any ordinary or regular distribution to holders of Stock, the Committee may in its discretion authorize payments (which may be in cash, Stock (including restricted Stock) or Stock Units or any combination thereof) with respect to the shares corresponding to an Award, or may authorize appropriate adjustments to outstanding Awards, to reflect such dividend or distribution. The Committee may make any such payments subject to vesting, deferral or restrictions on transfer.

(d)

In accordance with the provisions of Appendix A to the Plan, if MSDW must recover a Payment Obligation that was made subject to Appendix A and was previously paid to a Participant pursuant to this Section VII, the Participant shall be required to repay such amount. With respect to Awards of Stock or Stock Units, the Participant shall be required to repay the number of shares of Stock received (or an amount in cash equal to the fair market value of such Stock as of the date of such repayment, as determined by MSDW). If any such amount is not repaid, MSDW reserves the right to withhold from the Participant’s compensation an amount equal to the value of the Award subject to the Payment Obligation which a Participant fails to repay as required herein.

(e)	The Committee reserves the right to accelerate the vesting of any cash, Stock or Stock Unit Award awarded pursuant to Section V of the Plan, provided that, if the Award was made subject to Appendix A hereof, then vesting of such Award shall be subject to Appendix A hereof. Notwithstanding the preceding sentence, the Company and the Committee shall not have any right to accelerate the vesting or payment of any cash, Stock or Stock Unit Award awarded pursuant to the Plan to the extent such right is prohibited by Section 409A, or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of payment or settlement of an Award or would result in a Participant incurring interest or additional tax under Section 409A.

(f)	As a condition to the vesting or payment of any Award or the lapse of any restrictions pertaining thereto, the Company may require a Participant to pay such sum as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges (including FICA tax) imposed on property or income received by a Participant pursuant to the Plan or to satisfy any obligation that the Participant owes to the Company. In accordance with rules and procedures authorized by the Company and, in the discretion of the Company, such payment may be in the form of cash or other property or the Company may, in its discretion, make available for delivery a lesser amount of cash or number of shares of Stock in payment or settlement of any Award.

SECTION VIII

SUBORDINATION OF DEFERRED BONUSES

(a)	MSDW may require, as a condition of participation in the Plan, that a Branch Manager execute and deliver a written agreement (the “Agreement”) within forty-five (45) days after notice of eligibility to participate that such Branch Manager’s right to any payment hereunder (the “Payment Obligation”) is subordinate to the prior payment or provision for payment in full of all claims of all present and future creditors of MSDW arising out of any matter occurring prior to the date on which the related Payment Obligation matures consistent with all applicable statutes, regulations and rules, except for claims which are the subject of subordination agreements which ran on the same priority (which claims shall be paid pari passu) or are junior to the Payment Obligation under the Agreement. The Agreement shall also provide that the Participant’s right to payment hereunder shall be subordinate to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims of the class of claims created hereunder which arise out of any matter occurring prior to the maturity date of any payment under the Payment Obligation.

(b)

The form of the Agreement shall be determined by MSDW. In the event MSDW elects to treat Payment Obligations as subordinated liabilities for purposes of determining net capital under Rule 15c3-1 promulgated by the Securities and Exchange

Commission under the Securities Exchange Act of 1934 and similar regulations promulgated under the Commodities Exchange Act, the form of the Agreement shall be subject to approval of the Examining Authority as defined by the Agreement. A copy of the Agreement is annexed hereto as Appendix A, and incorporated by reference as fully as if set forth herein at length.

(c)	Any amount credited to a Participant’s Account shall not be segregated but shall remain a part of the general corporate funds of MSDW subject to the claims of general, unsecured creditors of MSDW to which claims the rights of the Participant to receive payment of the amount credited to the Participant’s Account shall be subordinated pursuant to the terms of an Agreement.

(d)	If a Participant is required by MSDW to execute and deliver an Agreement within the forty-five (45) day period described in (a) above and does not do so, such Participant shall cease to have any rights whatsoever hereunder with respect to Awards granted under Section V(c)(3) or Section V(d).

SECTION IX

ADMINISTRATION

(a)	The Committee shall have full power and authority to exercise all powers granted to it under the Plan and to construe, interpret and administer the Plan. Its decisions shall be final, conclusive and binding upon all persons interested herein, including Participants and their beneficiaries and personal representatives.

(b)	The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan, in which case, the term Committee as used herein shall be deemed to refer to the Board. To the extent not prohibited by applicable laws or rules of the New York Stock Exchange, the Committee or the Board may from time to time delegate some or all of the Committee’s authority under the Plan to an administrator consisting of one or more members of the Committee as a subcommittee or subcommittees thereof or of one or more members of the Board who are not members of the Committee or one or more officers of the Company (or of any combination of such persons) (the “Administrator”). Any such delegation shall be subject to the restrictions and limits specified at the time of such delegation or thereafter. The Committee or the Board may at any time rescind all or part of the authority delegated to an Administrator or appoint a new Administrator. At all times, the Administrator shall serve in such capacity at the pleasure of the Board. Any action undertaken by the Administrator in accordance with the delegation of the Committee’s authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(c)	The expenses of administering the Plan shall be borne by the Company.

(c)	The interest and property rights of any person in the Plan or in any distribution to be made under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process and any act in violation hereof shall be void.

(d)	Nothing herein shall be construed to require Morgan Stanley or any affiliate to segregate or set aside any funds or any property for the purpose of making payments hereunder.

(e)	The Company’s and the Committee’s determinations under the Plan need not be uniform and may be made selectively among persons who receive or are eligible to receive Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Company and the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Award Certificates as to (1) the persons to receive Awards under the Plan; (2) the terms and provisions of Awards under the Plan; (3) the exercise by the Company or the Committee of its discretion in respect of the terms of the Plan; and (4) any adjustments made pursuant to Section V(f) of the Plan.

SECTION X

MISCELLANEOUS

(a)	The establishment of the Plan, the granting of benefits or any action by the Company, the Committee or any other person shall not be held or construed to confer upon any person any right to employment by the Company nor, upon termination of employment, to confer any right or interest other than as provided herein. No provision of the Plan shall restrict the right of the Company to terminate any Employee’s employment for any reason, with or without cause.

(b)	If, in the opinion of the Company, any person becomes unable to handle properly any amount payable to such person under the Plan, the Company may make any reasonable arrangement for payment on such person’s behalf as it deems appropriate.

(c)	Where appropriate, the use of masculine terms within the Plan shall mean the feminine, the use of singular terms shall mean the plural, and vice versa.

(d)	Except as otherwise provided in Section VII(b)(3) or in the applicable Award Certificate, no Participant shall have any of the rights of a stockholder of Morgan Stanley with respect to shares of Stock corresponding to an Award until the issuance of such Stock to the Participant.

SECTION XI

EFFECTIVE DATE, AMENDMENT, SUSPENSION AND DISCONTINUANCE

(a)	The Committee shall have the authority to amend the Plan, in whole or in part, or to suspend or discontinue the Plan, in whole or in part, at any time. MSDW shall have the authority to change the criteria for awarding MIC awards or cash Challenge Bonuses.

(b)	In the event of the discontinuance or termination of the Plan, the Company reserves the right to accelerate payment of a Participant’s Award to any date prior to the vesting periods applicable to such Award, subject to provisions of Appendix A to the Plan, provided that the Company shall not have any such right to accelerate payment of a Participant’s Award to the extent such right is prohibited by Section 409A, or the existence of such right would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of payment or settlement of an Award or would result in a Participant incurring interest or additional tax under Section 409A.

(c)	If any part of this Plan, including Appendix A hereto, fails to receive any required approval of a regulatory or governing body or is otherwise declared void and of no effect, the rest of the Plan shall continue in full force.

(d)	This Plan shall govern Payment Obligations of deferred Challenge Bonuses accrued for the Fiscal Year beginning in 1984 and thereafter.

(e)	The Plan shall continue in effect as amended from time to time, until suspended or discontinued by the Committee.

(f)	Any discretionary authority or obligation that the Committee or the Company may have pursuant to the Plan (including Appendix A hereto) shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority or obligation is prohibited by Section 409A, or would result in a Participant being required to recognize income for United States federal income tax purposes prior to the time of payment, settlement or exercise of an Award or would result in a Participant incurring interest or additional tax under Section 409A.

APPENDIX A

TO THE

MORGAN STANLEY

BRANCH MANAGER COMPENSATION PLAN

For purposes of this Appendix A, a Branch Manager who is designated in writing by Morgan Stanley DW Inc. as a participant under the Plan, shall be known as a “Participant”, Morgan Stanley DW Inc. shall be known as “MSDW,” and MSDW’s “Payment Obligation” shall be as defined below.

1. Payment Obligation

(a) Payment Obligations shall consist of any deferred payments of Challenge Bonuses owed from time to time to a Participant by MSDW pursuant to the Plan.

(b) Payment Obligations including the dates payments are due, shall be determined in accordance with the provisions of the Plan as in effect on the date hereof, or as hereafter amended. As provided in Sections 4 and 5 of this Appendix A, no payment of any amount of a Payment Obligation may be made sooner than five years following the year for which such Payment Obligation is accrued by MSDW. If any provision of the Plan as now in effect or as hereafter amended shall be inconsistent with this Appendix A, this Appendix A shall govern.

2. Subordination of Right of Payment

(a) Payment Obligations are and shall be subordinated in right of payment and subject to prior payment or provision for payment in full of all claims of other present and future creditors of MSDW whose claims are not similarly subordinated (claims hereunder shall rank pari passu with claims similarly subordinated) and to claims which are now or hereafter expressly stated in the instruments creating such claims to be senior in right of payment to the claims or the class of claims hereunder which arise out of any matter occurring prior to the maturity date of any payment under the Payment Obligation.

(b) In the event of the appointment of a receiver or trustee for MSDW or in the event of its insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 (“SIPA”) or otherwise, its bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws or any other marshaling of the assets and liabilities of MSDW, Participants shall not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of MSDW until all claims of all other present and future creditors of MSDW whose claims are senior to claims hereunder have been fully satisfied or provision has been made therefor.

(c) Notwithstanding the maturing of the Payment Obligation under any provision of the Plan or this Appendix A, the right of a Participant to receive payment of any Payment Obligation is and shall remain subordinate as provided in this Section 2.

3. Suspension of Maturity During Net Capital Stringency

(a) MSDW’s Payment Obligations shall be suspended and not mature for any period of time during which, after giving effect to such Payment Obligations (together with the payment of any other subordinated obligation of MSDW payable at or prior to such payment of the Payment Obligations),

(i) if MSDW is not operating pursuant to the alternative net capital requirements provided for in paragraph (f) of Rule 15c3-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “Act”), the aggregate indebtedness of MSDW would exceed 1,200 percentum of its net capital, as those terms are defined in the Rule, as in effect at the time such payment is to be made, or such percentum as may be made applicable to MSDW from time to time by the Examining Authority (as defined in paragraph 7(f) hereof) plus an amount equal to the guaranty deposits with clearing organizations, other than the Chicago Board of Trade (“CBOT”), which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(ii) if MSDW is operating pursuant to the alternative net capital requirements provided for in paragraph (f) of the Rule, its net capital would be less than five (5) percentum of aggregate debit items (or such other percentum as may be made applicable to MSDW by the Examining Authority) computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at the time such payment is to be made, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(iii) if MSDW is registered as a futures commission merchant under the Commodity Exchange Act (the “CEA”), the net capital of MSDW would be less than the greatest of (A) six (6) percentum of the funds required to be segregated pursuant to the CEA and Commodities Futures Trading Commission (“CFTC”) Regulations and the foreign futures or foreign options secured amount exclusive of the market value of commodity options purchased by option customers of MSDW on or subject to the rules of a contract market or a foreign board of trade, provided the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s), and foreign futures and foreign options secured amounts plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, (B) such amount as may be made applicable to MSDW at the time of such payment by the Examining Authority under Rule 15c3-1(b)(7), or (C) $2,000,000 (or such other amount as required by the CEA and CFTC Regulations), or

(iv) if MSDW’s net capital, as defined in the Rule or any successor rule as in effect at the time such payment is to be made, would be less than 120 percentum (or such other percentum as may be made applicable to MSDW at the time of such payment by the Examining Authority) of the minimum dollar amount required by the Rule as in effect at such time, or such dollar amount as may be made applicable to MSDW by the Examining Authority, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(v) if MSDW is registered as a futures commission merchant under the CEA and if its net capital, as defined in the CEA or CFTC Regulations thereunder as in effect at the time of such payment, would be less than 120 percentum (or such other percentum as may be made applicable to MSDW by the Examining Authority) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time (or such other dollar amount as may be made applicable to MSDW by the Examining Authority at the time of such payment), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(vi) if MSDW is subject to the provisions of paragraph (a)(6)(v) or (a)(7)(iv) or (c)(2)(x)(B)(1) of the Rule, its net capital would be less than the amount required to satisfy the 1,000 percentum test (or such other percentum test as may be made applicable to MSDW by the Examining Authority at the time of such payment) stated in such applicable paragraph, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes.

The net capital required by (i)-(vi) above, is hereinafter referred to as the “Applicable Minimum Capital”. During any such suspension MSDW shall, as promptly as consistent with the protection of its customers, reduce its business to a condition whereby payment due under Payment Obligations could be made (together with the payment of any other subordinated obligation of MSDW payable at or prior to such payment) without MSDW’s net capital being below the Applicable Minimum Capital, at which time MSDW shall make payment due under Payment Obligations on not less than five days prior written notice to the Examining Authority.

(b) If immediately after any payment of a Payment Obligation MSDW’s net capital is less than the Applicable Minimum Capital, whether or not the Participant had any knowledge or notice of such fact at the time of any such payment, a Participant must repay to MSDW, its successors or assigns, any sum so paid, to be held by MSDW pursuant to the provisions of the Plan as if such payment had never been made; provided, however, that any suit for the recovery of any such payment must be commenced within two years of the date of such payment. MSDW reserves the right to withhold from the Participant’s compensation the amount of any Payment Obligation which a Participant fails to repay as required herein.

(c) If pursuant to the terms hereof payment of MSDW’s Payment Obligations are suspended, MSDW may be summarily suspended by the Examining Authority.

4. Permissive Prepayment

With the prior written permission of the Examining Authority, MSDW may, at its option and to the extent permitted by the Plan, pay all or any portion of the Payment Obligation to the Participant (such payment hereinafter referred to as a “Prepayment”) at any time subsequent to one year from the date subordinated funds became subject to this Appendix A. No Prepayment shall be made, however, if after giving effect thereto (and to all other payments of any other subordinated obligation of MSDW payable within six months of such Prepayment) without reference to any projected profit or loss of MSDW,

(i) in the event that MSDW is not operating pursuant to the alternative net capital requirement provided for in paragraph (f) of the Rule, the aggregate indebtedness of MSDW would exceed 1,000 percentum of its net capital as those terms are defined in the Rule or any successor rule as in effect at the time such Prepayment is to be made (or such other percentum as may be made applicable at such time to MSDW by the Examining Authority), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(ii) in the event that MSDW is operating pursuant to such alternative net capital requirement, the net capital of MSDW would be less than 5 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of aggregate debit items computed in accordance with Exhibit A to Rule 15c3-3 under the Act or any successor rule as in effect at such time, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(iii) in the event that MSDW is registered as a futures commission merchant under the CEA, the net capital of MSDW (as defined in the CEA or CFTC Regulations as in effect at the time of such Prepayment) would be less than the greatest of (A) 7 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of the funds required to be segregated pursuant to the CEA and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each option customer shall be limited to the amount of customer funds in each option customer’s account(s) and foreign futures and foreign options secured amounts), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, (B) such amount as may be made applicable to MSDW by an Examining Authority under Rule 15c3-1(b)(7) or (C) $2,000,000 (or such other amount as required by the CEA or CFTC Regulations), or

(iv) MSDW’s net capital as defined in the Rule or any successor rule as in effect at the time of such Prepayment, would be less than 120 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of the minimum dollar amount required by the rule as in effect at such time (or such other dollar amount as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority), plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(v) in the event that MSDW is registered as a futures commission merchant under the CEA, its net capital, as defined in the CEA or the regulations thereunder, as in effect at the time of such Prepayment would be less than 120 percentum (or such other percentum as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) of the minimum dollar amount required by the CEA or the regulations thereunder as in effect at such time or such other dollar amount as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT, which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s”, to the extent such deposits cannot be used for margin purposes, or

(vi) in the event that MSDW is subject to the provision of paragraph (a)(6)(v) or (a)(7)(iv) or (c)(2)(x)(B)(1) of the Rule, the net capital of MSDW would be less than the amount required to satisfy the 1,000 percentum test (or such other percentum test as may be made applicable to MSDW at the time of such Prepayment by the Examining Authority) stated in such applicable paragraph, plus an amount equal to the guaranty deposits with clearing organizations other than the CBOT which were included in current assets under Section 211 of the CBOT “Capital Requirements for Member FCM’s,” to the extent such deposits cannot be used for margin purposes.

If Prepayment is made of all or any part of the Payment Obligation before the date payment is due and if MSDW’s net capital is less than the amount required to permit such Prepayment pursuant to the foregoing provisions of this paragraph, the Participant agrees irrevocably (whether or not such Participant had any knowledge or notice of such fact at the time of such Prepayment) to repay MSDW, its successors or assigns, the sum so paid to be held by MSDW pursuant to the provisions hereof as if such Prepayment had never been made; provided, however, that any suit for the recovery of any such Prepayment must be commenced within two years of the date of such Prepayment. MSDW reserves the right to withhold from the Participant’s compensation the amount of any Payment Obligation which a Participant fails to repay as required herein.

5. Special Prepayment

MSDW, at its option and as permitted by the Plan, but not at the option of the Participant, may make a payment of all or any portion of the Payment Obligation hereunder sooner than one year from the date on which such amount became subject to this agreement (a “Special Prepayment”), if the written consent of the appropriate regulatory authority is first obtained. If MSDW shall be a futures commission merchant, as that term is defined in the CEA and CFTC Regulations, no such prepayment shall be made if:

(i) after giving effect thereto (and to all payments of payment obligations under any other Subordination Agreements then outstanding, the maturities or accelerated maturities of which are scheduled to fall due within six months after the date such Special Prepayment is to occur pursuant to this provision or on or prior to the date on which the Payment Obligation with respect to such Special Prepayment is scheduled to mature disregarding this provision whichever date is earlier) without reference to any projected profit or loss of MSDW the net capital of MSDW is less than the greatest of (A) 10 percentum of the funds required to be segregated pursuant to the CEA and CFTC Regulations and the foreign futures or foreign options secured amount, exclusive of the market value of commodity options purchased by option customers of MSDW on or subject to the rules of a contract market or a foreign board of trade (provided the deduction for each option customer shall be limited to the amount of customer funds in such option customer’s account(s) and foreign futures and foreign options secured amount), plus an amount equal to the guaranty deposits with clearing organizations, other than the CBOT, which were included in current assets under Section 211, (B) if MSDW is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(5)(ii) of the regulations of the Securities and Exchange Commission (17 C.F.R. 240.15c3-1d(c)5(ii), or (C) $2,000,000 (or such other amount as required by the CEA or CFTC Regulations), or

(ii) Pretax losses during the latest three month period were greater than 15% of current excess adjusted net capital.

6. Maturity Upon Certain Events

Notwithstanding the provisions of Section 3 hereof, the Payment Obligation shall (to the extent not already matured) forthwith mature, together with all other Subordination Agreements then outstanding, in the event of any receivership, insolvency, liquidation pursuant to SIPA or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to bankruptcy laws, or any other marshaling of the assets and liabilities of MSDW.

7. Miscellaneous Provisions

(a) Participants may not rely upon any commodity exchange or securities exchange to provide any information concerning or relating to MSDW. Such exchanges have no responsibility to disclose to the Participant any information concerning or relating to MSDW which they may have now or at any future time. The Participant agrees that the New York Stock Exchange (the “NYSE”), its Special Trust Fund or any director, officer, trustee or employee of the NYSE or said Trust Fund or any other exchange or director, officer, trustee or employee thereof shall not be liable to the Participant with respect to the Plan or any distribution pursuant thereto.

(b) The funds represented by the Payment Obligations shall be dealt with in all respects as capital of MSDW, shall be subject to the risks of the business and may be deposited in an account or accounts in MSDW’s name in any bank or trust company.

(c) Payment Obligations under the Plan may not be transferred, sold, assigned, pledged or otherwise encumbered or disposed of and no lien, charge or other encumbrance may be created or permitted to be created hereon, without the prior written consent of the Examining Authority.

(d) If MSDW is a futures commission merchant as that term is defined in the CEA, MSDW agrees, consistent with the requirements of Section 1.17(h) of the CFTC Regulations that whenever prior written notice by MSDW to the Examining Authority is required pursuant to the provisions of this agreement, the same prior written notice shall be given by MSDW to (1) the CFTC at its principal office in Washington, D.C., Attention Chief Accountant of Division of Trading and Markets, and/or (2) the commodity exchanges of which Morgan Stanley is a member and which are then designated by the CFTC as MSDW’s designated self-regulatory organizations as defined in Section 1.3(ff) of the CFTC Regulations (the “DSROs”).

(e) “Subordination Agreement” as used herein shall include any subordinated loan agreement and any secured demand note agreement constituting a satisfactory subordination agreement under the Rule under which MSDW is the borrower or the pledgee of collateral, and reference herein to the payment of a subordinated obligation of MSDW shall be deemed to include the return to the maker-pledgor of any secured demand note and the collateral therefor held by MSDW.

(f) The term “Examining Authority” shall refer to the regulatory body, specified in paragraph (c)(12) of the Rule, responsible for inspecting or examining MSDW for compliance with financial responsibility requirements. If MSDW is and continues to be a member of the NYSE, the references herein to the Examining Authority shall be deemed to refer to the NYSE. If MSDW is and continues to be a futures commission merchant as that term is defined in the CEA and regulations thereunder, references to the Examining Authority shall also be deemed to refer to the CFTC and MSDW’s DSROs.

(g) The provisions of this Appendix A shall be binding upon and inure to the benefit of MSDW, its successors and assigns and the Participant and the Participant’s heirs, executors and administrators.

(h) Any controversy arising out of or relating to this Plan shall be submitted to and settled by arbitration pursuant to the Constitution and Rules of the NYSE, MSDW and Participant shall be conclusively bound by such arbitration.

(i) MSDW shall not modify, amend or cancel this Appendix or any provision of the Plan governing the Payment Obligations that are the subject of the Appendix without the prior approval of the Examining Authority.

(j) This agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York.

A-8